Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Coffee Holding Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock
	Equity	Preferred Stock
	Other	Purchase Contracts
	Other	Warrants(4)
	Other	Subscription Rights(5)
	Other	Depositary Shares
	Debt	Debt Securities(3)
	Other	Units(6)
	Unallocated (Universal) Shelf	-	457	(o)		(1)	$30,000,000	(2)	$0.0001531	$4,593
Carry Forward Securities
Carry Forward Securities	-	-	-		-				-			-	-	-
	Total Offering Amounts						$30,000,000			$4,593
	Total Fees Previously Paid									-
	Total Fees Offsets									-
	Net Fee Due									$4,593

(1)	There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder by Coffee Holding Co., Inc. at indeterminate prices which shall have an aggregate initial offering price not to exceed $30,000,000 and the amount of securities sold pursuant to this registration statement will not exceed the limit in Instruction I.B.6.(a) of Form S-3, as applicable. The securities being registered hereunder also include such indeterminate amount of securities as may be issued upon exercise, settlement, exchange or conversion securities offered or sold hereunder, or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $30,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(2)	The proposed maximum offering price per security for the primary offering will be determined, from time to time, by Coffee Holding Co., Inc. in connection with the issuance by Coffee Holding Co., Inc. of the securities registered hereunder. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.
(3)	Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(4)	Warrants may represent rights to purchase debt securities, common stock, preferred stock or other securities registered hereunder.
(5)	Subscription rights evidence rights to purchase any securities of Coffee Holding Co., Inc. registered under this registration statement.
(6)	Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.